Exhibit 99.1

4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Dwight Weber, Director of Communications (503) 946-4855
Website: http://www.precast.com

PRECISION CASTPARTS CORP.
REPORTS FISCAL 2011 FOURTH QUARTER RESULTS

Fourth Quarter Fiscal 2011 Highlights (from Continuing Operations)

• EPS from continuing operations of $1.87 (diluted)
• Consolidated segment operating margin of 24.0%
• Total cash of $1,159.0 million and debt of $236.6 million

PORTLAND, Oregon - May 12, 2011 - Driven by strong aerospace and general industrial growth and continued focus on maximizing operational leverage, Precision Castparts Corp. (NYSE:PCP) achieved solid year-over-year increases in fourth quarter sales and earnings and saw mid-quarter aerospace orders that will help propel a long-anticipated growth in sales.

Fourth Quarter 2011 Financial Highlights
Total sales for Precision Castparts Corp. (PCC, or the Company), were $1.7 billion in the fourth quarter of fiscal 2011, an increase of 16.8 percent over sales of $1.4 billion in last year's fourth quarter. Consolidated segment operating income was $401.4 million in the fourth quarter, or 24.0 percent of sales, an 11.2 percent improvement over consolidated segment operating income of $360.9 million, or 25.2 percent of sales, in the fourth quarter of fiscal 2010.

Total net income from continuing operations (attributable to PCC) was $271.0 million, or $1.87 per share (diluted, based on 144.8 million average shares outstanding) in the fourth quarter, compared to $237.3 million, or $1.66 per share (diluted, based on 143.0 million average shares outstanding) in the same quarter last year.

Including discontinued operations, net income (attributable to PCC) totaled $271.0 million, or $1.87 per share (diluted) in the quarter, versus $241.2 million, or $1.69 per share (diluted) in the fourth quarter of fiscal 2010.

Business Highlights

Investment Cast Products: Sales for the Investment Cast Products segment grew 19.7 percent to sales of $558.9 million in the fourth quarter of this year, versus sales of $466.9 million in the same period a year ago. Contractual material pass-through pricing accounted for approximately $18 million of segment sales, compared to approximately $11 million in the fourth quarter of fiscal 2010. Aerospace OEM sales grew 32 percent year over year, which includes more than double the external alloy sales from Cannon-Muskegon over last year's fourth quarter, providing a leading indicator of a strong aerospace rebound. In addition, midway through the quarter, orders driven by previously announced increases in base aircraft build rates and the Boeing 787 were loaded on top of the current product mix. These orders, which had been anticipated for some time, will ramp up OEM sales into the second half of fiscal 2012. Aftermarket sales have also started to rebound and should see upside based on strong airline and air freight activity. On the industrial gas turbine (IGT) front, the segment expects to gain traction going forward based on several orders already received during the fourth quarter and customer inquiries about future production readiness.

Continually focused on enhanced operational performance, the segment increased year-over-year operating margins to 31.7 percent on operating income of $177.1 million in the fourth quarter, topping last year's operating income of $145.3 million, or 31.1 percent of sales.

Forged Products: Forged Products' sales for the fourth quarter of fiscal 2011 improved year over year by 20.5 percent. The segment reported sales of $771.3 million in the quarter, compared to sales of $640.3 million a year ago. Contractual material pass-through pricing was relatively flat with the same period a year ago, while year-over-year increases in the average metal selling prices from the segment's three primary mills added approximately $51 million to sales in the fourth quarter. From a sequential standpoint, accelerating material costs increased contractual material pass-through in the fourth quarter by approximately $8 million over the third quarter and drove up average metal selling prices from the three mills by approximately $17 million when compared to the third quarter of fiscal 2011.

The prime mover for Forged Products' top-line growth was aerospace OEM sales, which increased 38 percent year over year, with Carlton Forge continuing to be a significant contributor to overall sales and margins. Previously announced increases in both base commercial aircraft and the 787 schedules also sparked mid-quarter order activity in this segment, which will transition to higher sales levels through the back half of fiscal 2012.

The segment's general industrial sales showed significant strength in the quarter, with a growth of nearly 40 percent year over year. In addition, while industrial gas turbines represent only about 8 percent of segment sales, orders improved by approximately 80 percent year over year, driven by increased component demand and market share gains in the segment's material business. Seamless pipe shipments began to improve toward the end of the fourth quarter, as expected. Much of this pipe was booked to maintain volume during trough market conditions early in fiscal 2011; since then, the business has managed to fill the backlog with higher value pipe, which will ship out later in fiscal 2012.

Solid aerospace operating margins during the quarter were diluted by a strong mix shift away from seamless pipe sales to general industrial sales, coupled with higher metal selling prices at the segment's mills. Segment operating income in the fourth quarter of fiscal 2011 was $147.3 million, or 19.1 percent of sales, compared to segment operating income of $132.1 million, or 20.6 percent of sales a year ago.

Fastener Products: Fastener Products' sales were $344.7 million for the fourth quarter of fiscal 2011, versus sales of $326.5 million in the same period a year ago. Strong markets helped to increase year-over-year general industrial sales by $11 million, and share gains in non-core aerospace fastener products grew sales by $12 million over the same period. The most significant future catalysts for segment growth continue to be the 787 ramp-up and the recovery of fastener distribution orders. Right now, production of both base aircraft and the 787 is being fed out of existing customer inventory. As those inventory levels fall, and production demand increases, the segment is poised to transition into much improved schedules beginning late in the second quarter or early in the third quarter of fiscal 2012.

In the fourth quarter of fiscal 2011, segment operating income was $105.0 million, or 30.5 percent of sales, compared to segment operating income of $108.1 million, or 33.1 percent of sales last year. Segment operating margins were affected by strong general industrial sales and product mix shifts away from its core aerospace products to lower margin aerospace fasteners.

“What we have been anticipating for several quarters is now beginning to materialize, and the fourth quarter gave us a much clearer line of sight into the future” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Orders for aerospace castings and forgings loaded into our schedules midway through the quarter to support the announced build rates on both base commercial aircraft programs and the 787, which will drive sales in the second half of this fiscal year and beyond. In our fastener business, we expect to transition gradually toward a similar robust recovery in OEM and distributor orders toward the back half of fiscal 2012, once production rate increases deplete our customers' inventories.

“We are seeing some promising upside in our other major markets, including opportunities in our seamless pipe business, and, based on the inquiries throughout the quarter, we should be gaining traction in our industrial gas turbine operations as the year progresses,” Donegan said. “Improved market conditions, coupled with further share gains, are driving growth in our general industrial operations as well.

“Patience and focus continue to be key to the success of our acquisition strategy,” Donegan said. “Last week, we announced the acquisition of PB Fasteners, a business we have been pursuing for more than two years. PB Fasteners improves our position on the 787, and the value of their technology on composite-based aircraft will put us in a good position on other new, advanced aerospace platforms.

“From many perspectives - market position, manufacturing discipline, balance sheet, we have the solid underpinnings for continued profitable growth,” Donegan said. “We are well-positioned with our customer base to grow sales and build our share in the years ahead, and we have a strong balance sheet, with no shortage of opportunities targeted at increasing the overall value of the company. All of these factors will combine to drive us to new levels of profitable growth going forward.”

Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Standard Time. Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://w.on24.com/r.htm?e=270463&s=1&k=63C5725CFC31C64AE12C6DB831F4781C

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system's compatibility any time prior to the call: http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to: 877-719-9799, Access Code: 4590218. Dial *O for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 5 to 10 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/PCC/CorpPres.html

Following the conference call, you may replay the conference by calling 888-203-1112 or 719-457-0820; the replay pass code is 4590218.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace and other general industrial markets, and supplies metal alloys and other materials to the casting and forging industries.

Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company's entry into new markets; competitive pricing; the financial viability of the Company's significant customers; the impact on the Company of customer labor disputes; demand, timing, and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, materials, supplies, and insurance; the cost of pension benefits and post-retirement medical benefits; equipment failures; relations with the Company's employees; the Company's ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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Precision Castparts Corp.'s press releases are available on the Internet at Globe Newswire's website - http://www.globenewswire.com or PCC's home page at http://www.precast.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS 1
(Unaudited; in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	April 3, 2011	March 28, 2010	April 3, 2011	March 28, 2010
Net sales	$1,674.9	$1,433.7	$6,220.1	$5,459.2
Operating costs and expenses:
Cost of goods sold	1,181.1	978.5	4,326.7	3,668.8
Selling and administrative expenses	92.4	94.3	390.6	367.1
Interest expense	3.0	3.8	13.5	16.2
Interest income	(1.6)	(0.8)	(4.5)	(3.1)
Total operating costs and expenses	1,274.9	1,075.8	4,726.3	4,049.0
Income before income tax expense and equity in earnings of unconsolidated affiliates	400.0	357.9	1,493.8	1,410.2
Income tax expense	(130.9)	(121.7)	(499.7)	(485.7)
Equity in earnings of unconsolidated affiliates	2.1	1.4	16.6	1.4
Net income from continuing operations	271.2	237.6	1,010.7	925.9
Net income (loss) from discontinued operations	—	3.9	4.1	(3.3)
Net income	271.2	241.5	1,014.8	922.6
Net income attributable to noncontrolling interests	(0.2)	(0.3)	(1.3)	(0.8)
Net income attributable to Precision Castparts Corp. ("PCC")	$271.0	$241.2	$1,013.5	$921.8
Net income (loss) per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$1.89	$1.67	$7.07	$6.57
Net income (loss) per share from discontinued operations	—	0.03	0.03	(0.02)
	$1.89	$1.70	$7.10	$6.55
Net income (loss) per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$1.87	$1.66	$7.01	$6.51
Net income (loss) per share from discontinued operations	—	0.03	0.03	(0.02)
	$1.87	$1.69	$7.04	$6.49
Weighted average common shares outstanding:
Basic	143.5	141.7	142.7	140.7
Diluted	144.8	143.0	143.9	142.1
	Three Months Ended		Twelve Months Ended
	April 3, 2011	March 28, 2010	April 3, 2011	March 28, 2010
Sales by Segment
Investment Cast Products	$558.9	$466.9	$2,095.6	$1,851.3
Forged Products	771.3	640.3	2,779.7	2,283.0
Fastener Products	344.7	326.5	1,344.8	1,324.9
Total	$1,674.9	$1,433.7	$6,220.1	$5,459.2
Segment Operating Income (Loss)[2]
Investment Cast Products	$177.1	$145.3	$665.5	$560.0
Forged Products	147.3	132.1	539.4	529.7
Fastener Products	105.0	108.1	411.0	440.2
Corporate expense	(28.0)	(24.6)	(113.1)	(106.6)
Consolidated segment operating income	401.4	360.9	1,502.8	1,423.3
Interest expense	3.0	3.8	13.5	16.2
Interest income	(1.6)	(0.8)	(4.5)	(3.1)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$400.0	$357.9	$1,493.8	$1,410.2

1 Reported results for the three and twelve months ended March 28, 2010 have been restated for discontinued operations.
2 Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET AND CASH FLOW STATISTICS
(Unaudited; in millions)

	April 3, 2011	March 28, 2010
Cash and Debt Balances
Cash	$1,159.0	$112.4
Total Debt	$236.6	$250.0
Total Equity	$7,164.5	$5,891.7
Total Debt, as % of Total Capitalization	3.2%	4.1%
Working Capital Items[1]
Receivables, Net	$978.7	$846.6
Inventories	1,459.4	1,435.3
Accounts Payable	607.8	581.8
Total	$1,830.3	$1,700.1

	Three Months Ended
	April 3, 2011	March 28, 2010
Selected Cash Flow Items[1]
Depreciation and Amortization	$41.2	$39.1
Capital Expenditures	$36.7	$31.6

1 Reported results exclude discontinued operations.